Exhibit 99.2

LTM 12/31/06 Revenue Breakdown Total = $1.269 billion

Energy Revenue LTM 12/31/06 International IPP Energy Revenue - $133 million. Domestic IPP Energy Revenue - $26 million. Service Fee facilities Energy Revenue - $54 million. Includes electricity and steam sales. This represents the Company's share of gross energy revenue which approximates 15%. Tip Fee structured facilities Energy Revenue - $221 million. Includes electricity and steam sales. $434 million

Waste & Service Fee Revenue LTM 12/31/06 Other Service Fee Revenue - $28 million. This is primarily sales of scrap metal recovered from waste processed. Service Fee Revenue - $453 million earned for processing 9.5 million tons of waste at facilities structured with Service Fee contracts. Includes $105 million earned explicitly to pay project debt service on Company- owned Service Fee facilities. Tip Fee Revenue - $337 million earned for disposing 5.6 million tons of waste under contracts structured with Tip Fee arrangements (5.5 million tons disposed of at WTE facilities, remainder disposed at landfills). $818 million $28